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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
                                         ------

                             Waters Corporation
--------------------------------------------------------------------------------
                              (Name of Issuer)

                                Common Stock
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                941848103
                     ----------------------------------
                              (CUSIP Number)

                              August 18, 1997
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               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     / / Rule 13d-1(c)

     /x/ Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No.
          ---------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

         Douglas A. Berthiaume
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 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /x/
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 (3) SEC Use Only

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 (4) Citizenship or Place of Organization
         United States of Amercia
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 Number of Shares             (5) Sole Voting Power
 Beneficially                       3,285,145
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       475,419
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    3,285,145
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    475,419
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 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
                           3,760,564
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(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)         / /
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(11) Percent of Class Represented by Amount in Row (9)
                           5.76%
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(12) Type of Reporting Person (See Instructions)
                           IN
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ITEM 1.

    (a)   Name of Issuer
                    Waters Corporation
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    (b)   Address of Issuer's Principal Executive Offices
                    34 Maple Street          Milford MA 01757
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ITEM 2.

    (a)   Name of Person Filing
                     Douglas A. Berthiaume
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    (b)   Address of Principal Business Office or, if none, Residence
           18 Buttonwood Drive Andover  MA 01810
          ---------------------------------------------------------------------
    (c)   Citizenship
            United States of America
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    (d)   Title of Class of Securities
            Common Stock
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    (e)   CUSIP Number
               941848103
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ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR
         240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

    (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

    (b) / / Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

    (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

    (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

    (e) / / An investment adviser in accordance with section
            240.13d-1(b)(1)(ii)(E).

    (f) / / An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F).

    (g) / / A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G).

    (h) / / A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

    (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

    (j) / / Group, in accordance with section 240.13d-1(b)(1)(ii)(J).


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ITEM 4.  OWNERSHIP

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a) Amount beneficially owned:
               3,760,564
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    (b) Percent of class:
               5.76%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote
                 3,285,145
              -----------------------------------------------------------------
         (ii) Shared power to vote or to direct the vote
                  475,419
              -----------------------------------------------------------------
        (iii) Sole power to dispose or to direct the disposition of
                  3,285,145
              -----------------------------------------------------------------
         (iv) Shared power to dispose or to direct the disposition of
                  475,419
              -----------------------------------------------------------------


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                          N/A

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                          N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                          N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                          N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

                          N/A
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ITEM 10. CERTIFICATION

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                      2/14/2000
                                       ----------------------------------------
                                                         Date
                                         /s/ Douglas Berthiaume
                                       ----------------------------------------
                                                      Signature
                                       Douglas A. Berthiaume, Chairman,
                                       President and Chief Executive Officer
                                       ----------------------------------------
                                                      Name/Title